Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-153158 and 333-58793 on Form S-3 and Registration Statement Nos. 333-91960, 333-37859, 333-75629, 333-116243, 333-39036, 333-134637, and 333-151261 on Form S-8 of our reports dated March 5, 2010 relating to the financial statements of Meritage Homes Corporation and subsidiaries and the effectiveness of Meritage Homes Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Meritage Homes Corporation and subsidiaries for the year ended December 31, 2009.

DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 5, 2010